Exhibit 99.2

TransDigm Announces Request to Amend Credit Facility, Possible Financing

Transactions and Considers Paying Special Dividend

Cleveland, Ohio, May 12, 2014 /PRNewswire / — TransDigm Group Incorporated (NYSE: TDG) (“TransDigm”) today announced that it has requested amendments to its senior secured credit facilities in connection with considering whether to pay a special dividend.

TransDigm Inc. has requested that its senior lenders consent to amendments to its senior secured credit facilities to permit, among other things, a special dividend, to increase its existing senior secured term facility by $625 million, to change certain ratios in its existing senior secured credit facility and increase availability under its revolving credit facility to $400 million. In addition to the $625 million of new term loans, TransDigm Inc. may also seek to raise $2.35 billion of new subordinated debt. TransDigm Inc. may also utilize approximately $200 million of its trade receivables securitization facility.

TransDigm intends to use a portion of the proceeds from the aforementioned financing transactions to finance TransDigm Inc.’s previously announced offer to purchase any and all of its outstanding $1.6 billion aggregate principal amount of 7.75% Senior Subordinated Notes due 2018.

In addition, TransDigm is considering paying a cash dividend in the range of $900 million to $1.5 billion with a portion of the proceeds of the aforementioned financings and cash on hand. The specific timing and aggregate amount of the dividend, if any, has not been determined and there can be no assurance that such dividend will be declared and paid or that any potential related debt financing will be incurred. Whether to pay the dividend and the amount thereof are subject to consideration of various factors by TransDigm’s Board of Directors, including, among other things, TransDigm’s financial position, the availability of capital on favorable terms and liquidity and capacity post-dividend adequate to meet our likely range of acquisition and other business requirements.

In connection with the proposed amendments to its senior secured credit facilities, TransDigm will make a presentation to its lenders on Tuesday, May 13, 2014 (11 a.m. EDT start).

Important Notice

This press release is not an offer to sell or the solicitation of an offer to buy any securities. Any securities that may be issued in connection with or as a result of the proposed amendments to the senior secured credit facilities or the other transactions contemplated hereby will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the conditions of the debt markets; interest rate changes; the Company’s compliance with its debt covenants; local, regional, national and international economic conditions; and other factors. Except as required by law, TransDigm Group undertakes no obligation to revise or update any forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

2